Exhibit 99.1

        City National Corporation Reports Record Net Income of
    $52.5 Million and EPS of $1.05 for the Third Quarter of 2003;

           Third Quarter EPS up 12 Percent Over Prior Year


    LOS ANGELES--(BUSINESS WIRE)--Oct. 15, 2003--City National Corporation (NYSE: CYN), parent company of wholly owned City National Bank, today reported record net income of $52.5 million, or $1.05 per share, for the third quarter of 2003 compared with net income of $48.7 million, or $0.94 per share, for the third quarter of 2002 on fewer common shares outstanding this year.
    For the first nine months of 2003, City National Corporation reported net income of $142.2 million, or $2.85 per share, compared with net income of $138.7 million, or $2.69 per share for the first nine months of 2002.

    HIGHLIGHTS

    -- In light of improved credit quality, no provision for credit losses was recorded in the third quarter of 2003 compared with $20.5 million in the prior year as nonaccrual loans declined 21 percent; selected higher-risk credits were paid, charged off or sold; charge-offs were lower and recoveries were higher than expected; and loans declined by 1 percent from the end of the prior quarter. The year-to-date provision for credit losses was $29.0 million compared with $49.5 million for the first nine months of 2002. The allowance for credit losses to total loans was 2.20 percent at September 30, 2003.

    -- Average core deposits for the first nine months were up 23 percent from the same period last year. Third-quarter average core deposits were up 23 percent from a year ago and 6 percent from the prior quarter.

    -- Average securities for the first nine months were up 46 percent from the same period last year due to significantly higher deposit balances and modest loan demand. The average duration of total available-for-sale securities at September 30, 2003 was 3.2 years. Average loans for the first nine months were essentially unchanged from the same period last year and period-end loan balances were down $48.1 million from the last quarter.

    -- Net interest income for the first nine months of 2003 increased slightly over the first nine months of 2002, but was 2 percent lower in the third quarter compared with the same period last year. This decline is consistent with the 18-basis-point compression in the net interest margin to 4.61 percent during the third quarter of 2003.

    -- Noninterest income excluding gains on sale of loans, assets and securities rose 18 percent for the first nine months over the same period last year. This continued increase was primarily due to the acquisition of Convergent Capital Management ("CCM") on April 1, 2003. Third-quarter noninterest income, excluding gains on the sale of loans, assets and securities, was 23 percent higher than the third quarter of 2002 and 3 percent higher than the second quarter of 2003.

    -- Exposure to syndicated non-relationship commercial and purchased media and telecommunication loans declined 40 percent from June 30, 2003 to $31.2 million at September 30, 2003 out of a total loan portfolio of $7.5 billion.

    "City National's third-quarter earnings growth reflects significant improvements in our credit quality and the solid performance of our business overall, especially the increase in noninterest income and deposits," said Chief Executive Officer Russell Goldsmith. "Nonaccrual loan levels, net charge-offs and the quality of our loan portfolio also improved markedly in this quarter. These and other factors, such as our strong reserves, combined to preclude the need for a provision for credit losses at this time.
    "As the economy improves further and business confidence gains more momentum, City National is particularly well-positioned as California's premier private and business bank to grow revenues, earnings, assets and shareholder value. This was underscored to a degree by Moody's recent upgrade of the company's senior debt."


                                                             For the
                                                              three
                              For the three months            months
                                     ended            %       ended
$ in  millions,                   September 30,    Change    June 30,
 except per share                 2003       2002              2003
----------                    ---------- ---------- ------ ----------
Earnings Per Share               $1.05      $0.94      12     $0.93
Net Income                        52.5       48.7       8      46.1
Average Assets                12,418.7   10,964.1      13  11,914.9
Return on Average Assets          1.68 %     1.76 %    (5)     1.55 %
Return on Average Equity         18.28      17.65       4     16.33


$ in millions,                            For the nine months     %
except per  share                         ended September 30,  Change
                                             2003       2002
----------                                ---------- ---------- ------
Earnings Per Share                           $2.85      $2.69       6
Net Income                                   142.2      138.7       3
Average Assets                            11,941.5   10,749.8      11
Return on Average Assets                      1.59 %     1.72 %    (8)
Return on Average Equity                     16.83      18.01      (7)


    Return on average assets for the third quarter and the first nine months of 2003 declined compared with the same periods last year due to an increase in average assets, primarily lower-yielding securities. The lower return on average shareholders' equity for the first nine months was due primarily to a higher level of shareholders' equity from retained net income and from the exercise of stock options, net of treasury share repurchases.

    ASSETS

    Average assets are higher, primarily due to an increase in deposits which were invested in the securities portfolio and to a lesser extent, Federal funds sold. Total assets at September 30, 2003 increased 14 percent to a record $12.8 billion from $11.3 billion at September 30, 2002.

    REVENUES

    Revenues (net interest income plus noninterest income) for the first nine months of 2003, increased 4 percent to $513.3 million compared with $492.7 million for the first nine months of 2002, primarily due to the acquisition of CCM. Third-quarter revenues increased 5 percent to $173.9 million from $165.7 million in the third quarter of 2002. Revenues increased 1 percent from the second quarter of 2003.

    NET INTEREST INCOME

    Fully taxable-equivalent net interest income for the first nine months of 2003 was $395.0 million compared with $394.9 million for the first nine months of 2002. Net interest income for the third quarter of 2003 was $132.4 million on a fully taxable-equivalent basis, a 2 percent decrease from $135.2 million in the third quarter of 2002 due to lower interest rates and lower commercial loan demand.


                                                             For the
                                                              three
                              For the three months           months
                                     ended             %     ended
                                  September 30,      Change  June 30,
$ in millions                    2003       2002              2003
---------------------------------------- ---------- ------ ----------
Average Loans                 $7,558.8   $7,958.3      (5) $7,793.9
Average Securities             3,247.0    1,936.6      68   2,900.8
Average Deposits              10,320.8    8,772.8      18   9,774.9
Average Core Deposits          9,323.5    7,565.7      23   8,763.1
Fully Taxable-Equivalent
 Net Interest Incom              132.4      135.2      (2)    130.8
Net Interest Margin               4.61  %    5.35  %  (14)     4.79  %


                                         For the nine months
                                                ended
                                             September 30,         %
$ in millions                               2003       2002     Change
---------------------------------------------------- ---------- ------
Average Loans                             $7,770.8   $7,772.7       0
Average Securities                         2,866.2    1,963.7      46
Average Deposits                           9,826.7    8,422.3      17
Average Core Deposits                      8,808.0    7,138.6      23
Fully Taxable-Equivalent
 Net Interest Income                         395.0      394.9       0
Net Interest Margin                           4.82  %    5.35  %  (10)


    Average loans for the first nine months of 2003 were just slightly lower than the same period last year. However, average loans for the third quarter of 2003 declined 5 percent compared with the same period last year and 3 percent from the prior quarter, due to continued modest loan demand. Compared with the first nine months of 2002 averages, commercial loans decreased 5 percent, residential first mortgage loans rose 3 percent, real estate mortgage loans rose 5 percent, and real estate construction loans rose 5 percent. Compared with the prior-year third-quarter averages, commercial loans declined 11 percent, residential first mortgage loans rose 1 percent, real estate mortgage loans declined 1 percent, and real estate construction loans declined 3 percent due to payoffs on completed construction projects. Compared with the prior quarter, average residential first mortgage loans and installment loans increased while all other loan categories decreased.
    Period-end September 30, 2003 loans declined $48.1 million from June 30, 2003, representing a slowing in the decline in the total loan portfolio and the modest growth seen in certain areas, compared with the $242.6 million decline between June 30, 2003 and March 31, 2003.
    Average securities, principally with low current yields and short maturities, for the first nine months and third quarter of 2003 increased 46 percent and 68 percent over the same periods last year due to higher deposit balances and modest loan demand. As of September 30, 2003, unrealized gains on securities available-for-sale were $27.7 million. In addition, the average duration of total available-for-sale securities at September 30, 2003 was 3.2 years compared to 2.3 years at June 30, 2003, consistent with our expectations given the change in interest rates from June to September.
    Average deposits continued to increase over the prior-year periods as well as from the prior quarter. Average core deposits represented 90 percent of the total average deposit base for the third quarter of 2003, compared with 86 percent for the third quarter of 2002 and 90 percent for the second quarter of 2003. New clients and higher client balances maintained as deposits to pay for services contributed to the continued growth of deposits.
    The net interest margin narrowed due to prepayment and refinancing activity and low interest rates.
    As part of the company's long-standing asset liability management strategy, its "plain vanilla" interest rate swaps hedging loans, deposits and borrowings, with a notional value of $1,051.4 million, added $8.1 million to net interest income in the third quarter of 2003. That compared with $8.2 million in the third quarter of 2002 and $7.5 million for the second quarter of 2003. These net interest income amounts included $5.8 million, $3.7 million and $5.2 million, respectively, for interest swaps qualifying as fair-value hedges. Income from swaps qualifying as cash-flow hedges was $2.3 million for the third quarter of 2003, compared with $4.5 million for the third quarter of 2002 and $2.3 million for the second quarter of 2003. For the first nine months of 2003, interest rate swaps added $23.1 million to net interest income, compared with $24.6 million for the first nine months of 2002. These amounts included $15.5 million and $10.6 million, respectively, for interest swaps qualifying as fair value hedges. Income from existing swaps qualifying as cash flow hedges of loans expected to be recorded in net interest income within the next 12 months is $7.8 million.
    Interest recovered on nonaccrual and charged-off loans included in net interest income for the first nine months of 2003 was $2.3 million compared with $1.4 million for the first nine months of 2002. Interest income recovered was $1.3 million for the third quarter of 2003, compared with $0.4 million for the third quarter of 2002 and $0.4 million for the second quarter of 2003, respectively.
    The Bank's prime rate was 4.00 percent as of September 30, 2003, compared with 4.75 percent a year earlier.

    NONINTEREST INCOME

    The company continues to emphasize growth in noninterest income through both the development of its existing business and acquisitions. For the first nine months of 2003, noninterest income including gains on the sale of loans, assets and securities increased 19 percent to $129.3 million, up from $108.9 million for the first nine months of 2002 primarily as a result of the acquisition of CCM. Noninterest income increased 32 percent to $45.3 million for the third quarter of 2003, up from $34.2 million for the third quarter of 2002. Noninterest income increased slightly over the second quarter of 2003.
    Noninterest income as a percentage of total revenues for the first nine months and third quarter of 2003 was 25 percent and 26 percent, respectively, compared with 22 percent and 21 percent for the first nine months and third quarter of 2002 and 26 percent for the second quarter of 2003.


                   Trust and Investment Fee Revenue

                                                            At or for
                                                               the
                                                              three
                                   At or for the              months
                                 three months ended    %      ended
                                   September 30,     Change  June 30,
$ in millions                      2003      2002              2003
-------------------------------- --------- --------- ------ ---------

Trust and Investment Fee Revenue    $23.4     $15.3     53     $21.5
Assets Under Administration      27,485.8  19,067.2     44  26,237.3
Assets Under Management (1)(2)   12,653.0   7,022.0     80  12,531.3


                                                  For the
                                              nine months ended
                                                September 30,      %
$ in millions                                    2003   2002    Change
-------------------------------------------------------- ------ ------

Trust and Investment Fee Revenue                $60.4   $45.3      33
Assets Under Administration
Assets Under Management (1)(2)

(1) Included above in assets under administration
(2) Excludes $2,115 and $1,896 million of assets under management for the CCM minority owned asset managers as of September 30,
      2003 and June 30, 2003, respectively


    Assets under management at September 30, 2003 increased primarily due to the CCM acquisition in April. New business, aided by strong relative investment performance and higher market values, also contributed to the increase. The revenue increases for both the first nine months and third quarter of 2003 were driven by higher balances under management or administration. Increases in market values are reflected in fee income primarily on a trailing-quarter basis.

    Other Noninterest Income

    Cash management and deposit transaction fees for the first nine months and third quarter of 2003 increased 6 percent and 7 percent over the same periods last year, respectively. Strong growth in deposits and higher sales of cash management products contributed to this growth. Cash management and deposit transaction fees for the third quarter of 2003 were essentially unchanged from the previous quarter.
    For the first nine months of 2003, international services fees were 7 percent higher than the first nine months of 2002. International services fees for the third quarter 2003 were up 2 percent over the same period last year and decreased 3 percent from the second quarter of 2003. Higher foreign exchange income fueled the year-over-year revenue growth while trade-finance revenue was down from 2002.
    For the first nine months of 2003, $2.7 million in gains on the sale of loans and other assets and gains on the sale of securities were realized compared with $1.3 million in gains for the first nine months of 2002. There were essentially no gains for the third quarter of 2003 compared with a loss of $2.6 million for the third quarter of 2002 and a gain of $1.3 million for the second quarter of 2003.

    NONINTEREST EXPENSE

    Noninterest expense for the first nine months of 2003 increased 10 percent to $269.1 million, up from $243.7 million for the first nine months of 2002. Noninterest expense was $92.3 million in the third quarter of 2003, up 12 percent from $82.2 million for the third quarter of 2002 and up 1 percent from $91.3 million for the second quarter of 2003. Expenses grew primarily because of the addition of CCM, the issuance of restricted stock awards in the second quarter of 2003 and to a lesser extent the company's expansion, principally into New York. Excluding the expenses of CCM and the New York office, expenses were up less than 5 percent for the first nine months of 2003 over 2002.
    For the first nine months of 2003, the company's efficiency ratio was 51.93 percent compared with the more favorable 48.49 percent for the same period last year. The efficiency ratio for the third quarter of 2003 was 52.92 percent, compared with 48.65 percent for the third quarter of 2002 and 52.53 percent for the second quarter of 2003. The increase in the efficiency ratio is primarily attributable to the acquisition of CCM.

    INCOME TAXES

    The effective tax rate for the first nine months of 2003 was 32.9 percent, compared with 30.1 percent for all of 2002. The higher effective tax rate for this year reflects the absence of certain tax benefits recognized in 2002. The third quarter of 2002 included $4.6 million of such benefits that contributed to an effective tax rate of
22.5 percent for that quarter.

    CREDIT QUALITY

    The company's decision to make no provision for credit losses in the third quarter of 2003 was attributable to the improving credit quality of the portfolio; nonaccrual loan levels declining by 21%; selected higher risk credits being paid, charged off or sold; a lower level of charge-offs; higher-than-expected recoveries; loans declining by 1 percent from the prior quarter end; management's ongoing assessment of the credit quality of the portfolio and a more stable economic environment. Management believes the allowance for credit losses is adequate to cover risks in the portfolio at September 30, 2003.


                                                             At or for
                                                             the three
                                                              months
                                      At or for the      %     ended
                                   three months ended  Change  June
                                      September 30,             30,
$ in millions                        2003       2002           2003
--------------------------------- ---------- -------- ------ --------
Provision For Credit Losses           $-      $20.5    (100)  $11.5
Net Loan Charge-Offs                (4.7)     (19.0)    (75)  (10.1)
Annualized Percentage of Net
 Charge-Offs to Average Loans       0.25   %   0.95 %   (74)   0.52 %
Nonperforming Assets               $54.7 (1)  $50.6       8   $69.6
Percentage of Nonaccrual Loans
 and ORE to Total Loans and ORE     0.72   %   0.64 %    13    0.92 %
Allowance for Credit Losses       $166.2     $159.2       4  $170.9
Percentage of Allowance for
 Credit Losses to Outstanding Loans 2.20   %   2.00 %    10    2.25 %
Percentage of Allowance for
 Credit Losses to Nonaccrual
 Loans                            304.08     317.25      (4) 246.37


                                                   For the
                                                 nine months
                                                    ended
                                                 September 30,     %
$ in millions                                    2003    2002   Change
------------------------------------------------------- ------- ------
Provision For Credit Losses                     $29.0   $49.5     (41)
Net Loan Charge-Offs                            (27.3)  (42.0)    (35)
Annualized Percentage of Net
 Charge-Offs to Average Loans                    0.47 %  0.72 %   (35)
Nonperforming Assets
Percentage of Nonaccrual Loans
 and ORE to Total Loans and ORE
Allowance for Credit Losses
Percentage of Allowance for Credit
 Losses to Outstanding Loans
Percentage of Allowance for Credit
 Losses to Nonaccrual Loans

(1)  An additional $6.7 million loan was paid in full on October 1,
 2003


    For the first nine months of 2003, net charge-offs were $27.3 million, down from $42.0 million for the same period last year. Net charge-offs for the third quarter of 2003 were $4.7 million, including $4.5 million relating to the company's syndicated non-relationship commercial and purchased media and telecommunication loan portfolio. This compares with $19.0 million and $2.0 million, respectively, for the third quarter of 2002.
    Nonaccrual loans fell this quarter primarily due to payoffs. Approximately 27 percent of the nonperforming assets were loans to Northern California clients as of September 30, 2003. Approximately 16 percent were three syndicated non-relationship commercial and purchased media and telecommunication loans totaling $8.7 million, which compared with four loans totaling $14.7 million at June 30, 2003 and 4 percent was one dairy loan for $2.2 million. The remaining 53 percent were loans to other borrowers with no major industry concentrations.
    At September 30, 2003, the Company's loan portfolio included approximately $950 million of credits to borrowers located in Northern California, including approximately $500 million of loans managed in Northern California offices. In addition, the portfolio included approximately $150 million in outstanding dairy loans and $31.2 million of syndicated non-relationship commercial and purchased media and telecommunication loans, the latter down from $52.2 million at June 30, 2003.

    OUTLOOK

    Management currently expects net income per diluted common share for 2003 to be approximately 8 to 10 percent higher than net income per diluted common share for 2002 based on the business indicators below:

    --  Average loan growth flat to 2 percent

    --  Average deposit growth 13 to 16 percent

    --  Net interest margin 4.75 to 4.85 percent

    --  Provision for credit losses $29 million to $35 million

    --  Noninterest income growth 18 to 21 percent

    --  Noninterest expense growth 9 to 12 percent

    --  Effective tax rate 32 to 34 percent

    CAPITAL LEVELS

    Total risk-based capital and Tier 1 risk-based capital ratios at September 30, 2003 were 14.94 percent and 10.76 percent, compared with the minimum "well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The company's Tier 1 leverage ratio at September 30, 2003 of 7.37 percent exceeded the regulatory minimum of 5 percent required for a "well-capitalized" institution. Total risk-based capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at June 30, 2003 were 14.45 percent, 10.21 percent and 7.17 percent, respectively.
    On September 25, 2003, Moody's Investors Service upgraded the ratings of City National Corporation senior debt to A3 from Baa1. Moody's also upgraded City National Bank's deposits to A2 from A3. The rating service cited City National's strengthening core profitability, broadening business franchise, improving risk management and liquidity.

    STOCK REPURCHASE

    On January 22, 2003, the Board of Directors authorized a one-million-share stock buyback program. No shares were repurchased during the third quarter of 2003. A total of 750,100 shares have been repurchased under this program at an average cost of $42.47 per share, leaving 249,900 shares available for repurchase. The shares purchased under the buyback programs will be reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. On July 15, 2003, the Board of Directors authorized the repurchase of 500,000 additional shares of City National Corporation stock, following completion of the Company's current buyback initiative. There were 1,545,450 treasury shares at September 30, 2003.

    ABOUT CITY NATIONAL

    City National Corporation is a financial services company with $12.8 billion in total assets. Its wholly owned subsidiary, City National Bank, is the second largest independent bank headquartered in California. As California's Premier Private and Business Bank(SM), City National provides banking, investment and trust services through 54 offices, including 12 full-service regional centers, in Southern California, the San Francisco Bay Area, and New York City. The company also has $27.5 billion in investment and trust assets under management or administration at September 30, 2003.
    For more information about City National, visit the company's Web site at cnb.com http://www.cnb.com/.

    This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.
    Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include
(1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative matters, including recent changes in California legislative tax treatment of business transactions, and (8) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.
    For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-Q for the quarter-ended June 30, 2003, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the `Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEET (unaudited)
(Dollars in thousands, except per share amount)
----------------------------------------------------------------------

                                           September 30,
                                     ---------------------------------
                                         2003        2002     % Change
                                     ---------------------------------
Assets
  Cash and due from banks               $497,392    $480,884        3
  Federal funds sold                     717,200     268,000      168
  Securities                           3,501,398   2,046,020       71
  Loans (net of allowance for credit
   losses of $166,209 and $159,173)    7,375,938   7,807,628       (6)
  Other assets                           738,600     671,235       10
                                     ------------------------
    Total assets                     $12,830,528 $11,273,767       14
                                     ========================

Liabilities and Shareholders' Equity
  Noninterest-bearing deposits        $5,365,335  $4,200,997       28
  Interest-bearing deposits            5,420,366   4,925,725       10
                                     ------------------------
    Total deposits                    10,785,701   9,126,722       18
  Federal funds purchased and
   securities sold
   under repurchase agreements           103,346     231,389      (55)
  Other short-term borrowed funds         15,125     294,125      (95)
  Subordinated debt                      303,393     301,917        -
  Other long-term debt                   278,664      68,897      304
  Other liabilities/minority interest    160,500     124,862       29
                                     ------------------------
    Total liabilities                 11,646,729  10,147,912       15
  Shareholders' equity                 1,183,799   1,125,855        5
                                     ------------------------
    Total liabilities and
     shareholders' equity            $12,830,528 $11,273,767       14
                                     ========================

  Book value per share                    $24.29      $22.44        8

  Number of shares at period end      48,740,418  50,163,305       (3)


CONSOLIDATED STATEMENT OF INCOME (unaudited)
(Dollars in thousands, except per share amount)
----------------------------------------------------------------------

           For the three months           For the nine months
                   ended                         ended
               September 30,                 September 30,
          ------------------------------------------------------------
                                    %                              %
              2003       2002     Change    2003       2002     Change
          ------------------------------------------------------------
Interest
 income      $142,361   $154,616     (8)   $432,370   $458,485     (6)
Interest
 expense      (13,700)   (23,092)   (41)    (48,368)   (74,692)   (35)
           ----------------------        ----------------------
Net
 interest
 income       128,661    131,524     (2)    384,002    383,793      -
Provision
 for credit
 losses             -    (20,500)  (100)    (29,000)   (49,500)   (41)
           ----------------------        ----------------------
Net
 interest
 income
 after
 provision
 for credit
 losses       128,661    111,024     16     355,002    334,293      6
Noninterest
 income        45,268     34,178     32     129,296    108,859     19
Noninterest
 expense      (92,333)   (82,155)    12    (269,061)  (243,730)    10
Minority
 interest      (1,717)      (217)   691      (3,257)      (374)   771
           ----------------------        ----------------------
Income
 before
 taxes         79,879     62,830     27     211,980    199,048      6
Income
 taxes        (27,376)   (14,145)    94     (69,741)   (60,367)    16
           ----------------------        ----------------------
Net income    $52,503    $48,685      8    $142,239   $138,681      3
           ======================        ======================
Net income
 per share,
 basic          $1.08      $0.97     11       $2.93      $2.80      5
           ======================        ======================
Net income
 per share,
 diluted        $1.05      $0.94     12       $2.85      $2.69      6
           ======================        ======================
Dividends
 paid per
 share          $0.28      $0.20     40       $0.69      $0.59     17
           ======================        ======================

Shares used
 to compute
 per share
 net
 income,
 basic     48,537,386 50,107,163         48,541,349 49,586,859

Shares used
 to compute
 per share
 net
 income,
 diluted   50,176,559 51,898,897         49,941,668 51,594,818


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)
----------------------------------------------------------------------

Period end                               September 30,
                                  ------------------------------------
                                      2003          2002      % Change
                                  ------------   ----------- ---------
Loans
  Commercial                       $3,143,489    $3,572,267       (12)
  Residential first mortgage        1,803,424     1,746,649         3
  Real estate mortgage              1,887,423     1,910,277        (1)
  Real estate construction            622,941       661,698        (6)
  Installment                          84,870        75,910        12
                                  ------------   -----------
     Total loans                   $7,542,147    $7,966,801        (5)
                                  ============   ===========
Deposits
  Noninterest-bearing              $5,365,335    $4,200,997        28
  Interest-bearing, core            4,451,820     3,826,919        16
                                  ------------   -----------
     Total core deposits            9,817,155     8,027,916        22
  Time deposits - $100,000 and
   over                               968,546     1,098,806       (12)
                                  ------------   -----------
     Total deposits               $10,785,701    $9,126,722        18
                                  ============   ===========
Credit Quality
  Nonaccrual loans and ORE
     Nonaccrual loans                 $54,659       $50,173         9
     ORE                                    -           460      (100)
                                  ------------   -----------
  Total nonaccrual loans and ORE      $54,659 (1)   $50,633         8
                                  ============   ===========

  Total nonaccrual loans and ORE
   to total loans and ORE                0.72          0.64        13

  Loans past due 90 days or more
   on accrual status                   $3,023        $8,906       (66)
                                  ============   ===========

(1)  An additional $6.7 million loan was paid in full on October 1,
 2003

                  For the three              For the nine
                   months ended               months ended
Allowance for     September 30,              September 30,
 Credit Losses
                ------------------------------------------------------
                    2003     2002 % Change     2003     2002 % Change
                ------------------------------------------------------
Beginning
 balance        $170,927 $157,647      8   $164,502 $142,862     15
Additions from
 acquisition           -        -      -          -    8,787    N/M
Provision for
 credit losses         -   20,500   (100)    29,000   49,500    (41)
Charge-offs       (7,599) (20,268)   (63)   (36,692) (47,425)   (23)
Recoveries         2,881    1,294    123      9,399    5,449     72
                ------------------         ------------------
Net charge-offs   (4,718) (18,974)   (75)   (27,293) (41,976)   (35)
                ------------------         ------------------
Ending Balance  $166,209 $159,173      4   $166,209 $159,173      4
                ==================         ==================

Total net
 charge-offs to
 average loans
 (annualized)      (0.25)   (0.95)   (74)     (0.47)   (0.72)   (35)

Allowance for
 credit losses
 to total loans                                2.20     2.00     10
Allowance for
 credit losses
 to nonaccrual
 loans                                       304.08   317.25     (4)


CITY NATIONAL CORPORATION
----------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION  (unaudited)  (Dollars in thousands)
----------------------------------------------------------------------

                                      For the three months
                                              ended
                                          September 30,
                                     ---------------------------------
                                        2003        2002      % Change
                                     ----------- ----------- ---------
Average Balances
Loans
  Commercial                         $3,191,405  $3,598,795       (11)
  Residential first mortgage          1,754,877   1,733,693         1
  Real estate mortgage                1,890,996   1,900,612        (1)
  Real estate construction              634,300     651,174        (3)
  Installment                            87,221      73,984        18
                                     ----------- -----------
      Total loans                    $7,558,799  $7,958,258        (5)
                                     =========== ===========

Securities                           $3,247,019  $1,936,582        68
Interest-earning assets              11,390,370  10,015,119        14
Assets                               12,418,660  10,964,142        13
Core deposits                         9,323,541   7,565,699        23
Deposits                             10,320,828   8,772,826        18
Shareholders' equity                  1,139,440   1,094,381         4

Noninterest income
  Trust and investment fee revenue      $23,412     $15,287        53
  Cash management and deposit
   transaction fees                      10,661       9,929         7
  International services                  4,845       4,747         2
  Bank owned life insurance                 747         737         1
  Other                                   5,551       6,028        (8)
                                     ----------- -----------
      Subtotal - core                    45,216      36,728        23
  Gain (loss) on sale of  loans and
   assets                                    16      (3,756)     (100)
  Gain on sale of securities                 36       1,206       (97)
                                     ----------- -----------
      Total                             $45,268     $34,178        32
                                     =========== ===========

Total revenue                          $173,929    $165,702         5
                                     =========== ===========
Noninterest expense
  Salaries and employee benefits        $55,261     $49,109        13
                                     ----------- -----------
  All Other
    Net occupancy of premises             8,142       6,837        19
    Professional                          6,821       5,418        26
    Information services                  4,749       4,200        13
    Depreciation                          3,315       3,268         1
    Marketing and advertising             3,060       3,259        (6)
    Office services                       2,504       2,231        12
    Amortization of intangibles           2,365       1,976        20
    Equipment                               528         599       (12)
    Other operating                       5,588       5,258         6
                                     ----------- -----------
      Total all other                    37,072      33,046        12
                                     ----------- -----------
        Total                           $92,333     $82,155        12
                                     =========== ===========
Selected Ratios
  For the Period
    Return on average assets               1.68 %      1.76 %      (5)
    Return on average shareholders'
     equity                               18.28       17.65         4
    Net interest margin                    4.61        5.35       (14)
    Efficiency ratio (1)                  52.92       48.65         9
    Dividend payout ratio                 25.94       20.03        30


                                      For the nine months
                                              ended
                                          September 30,
                                     ---------------------------------
                                         2003        2002     % Change
                                     ----------- ----------- ---------
Average Balances
Loans
  Commercial                        $3,383,367  $3,573,657        (5)
  Residential first mortgage         1,748,237   1,695,501         3
  Real estate mortgage               1,902,117   1,803,924         5
  Real estate construction             659,157     628,239         5
  Installment                           77,970      71,382         9
                                     ----------- -----------
      Total loans                    $7,770,848  $7,772,703         -
                                     =========== ===========

Securities                           $2,866,150  $1,963,666        46
Interest-earning assets              10,960,019   9,869,411        11
Assets                               11,941,489  10,749,782        11
Core deposits                         8,808,012   7,138,607        23
Deposits                              9,826,659   8,422,254        17
Shareholders' equity                  1,129,645   1,029,611        10

Noninterest income
  Trust and investment fee revenue      $60,397     $45,297        33
  Cash management and deposit
   transaction fees                      32,238      30,323         6
  International services                 14,192      13,257         7
  Bank owned life insurance               2,192       2,129         3
  Other                                  17,621      16,532         7
                                     ----------- -----------
      Subtotal - core                   126,640     107,538        18
  Gain (loss) on sale of  loans and
   assets                                   118        (757)     (116)
  Gain on sale of securities              2,538       2,078        22
                                     ----------- -----------
      Total                            $129,296    $108,859        19
                                     =========== ===========

Total revenue                          $513,298    $492,652         4
                                     =========== ===========

Noninterest expense
  Salaries and employee benefits       $161,582    $146,221        11
                                     ----------- -----------
  All Other
    Net occupancy of premises            22,973      19,512        18
    Professional                         20,026      15,829        27
    Information services                 13,304      13,221         1
    Depreciation                          9,453       9,996        (5)
    Marketing and advertising             9,725       9,358         4
    Office services                       7,472       7,060         6
    Amortization of intangibles           6,568       5,547        18
    Equipment                             1,832       1,870        (2)
    Other operating                      16,126      15,116         7
                                     ----------- -----------
      Total all other                   107,479      97,509        10
                                     ----------- -----------
        Total                          $269,061    $243,730        10
                                     =========== ===========

Selected Ratios
For the Period
  Return on average assets                 1.59 %      1.72 %      (8)
  Return on average shareholders'
   equity                                 16.83       18.01        (7)
  Net interest margin                      4.82        5.35       (10)
  Efficiency ratio (1)                    51.93       48.49         7
  Dividend payout ratio                   23.58       20.86        13

Period End
  Tier 1 risk-based capital ratio         10.76       10.16         6
  Total risk-based capital ratio          14.94       14.61         2
  Tier 1 leverage ratio                    7.37        7.88        (6)


(1) The efficiency ratio is defined as noninterest expense excluding ORE expense divided by total revenue (net interest income on a tax-equivalent basis and noninterest income).

    NOTE: City National Corporation will host a conference call this afternoon to discuss results for the third quarter of 2003. The call will begin at 2:00 p.m. PDT. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial (877) 313-6466. A listen-only live broadcast of the call also will be available on the investor relations page of the company's website at www.cnb.com. There, it will be archived and available for 12 months.


    CONTACT: City National Corporation
             Frank Pekny, 310-888-6700 (Financial/Investors)
             Cary Walker, 213-833-4715 (Media)
             or
             Abernathy MacGregor Group
             Ian Campbell, 213-630-6550 (Financial/Investors)